UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) off The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 28, 2016

Caduceus Software Systems Corp.

(Exact name of registrant as specified in charter)

Nevada	333-144509	98-0534794
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1540 Atwood Ave #19652   Johnston, RI 02919

(Address of principal executive offices)

Phone: 1-401-648-0685

 (Registrant’s telephone number, including area code)

N/A

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities.

None.

Item 8.01. Other Events.

The Company had a board meeting on November 8th 2016. Items of discussion were related to the business plan and revenue stream.

Richard Tang (CEO) and Erwin Vahlsing (CFO) were in attendance.

A motion was passed (2/2) to broaden the scope of the business plan to add subscriber-based product offerings,  IT consulting, and hardware/software reselling.

The subscriber-based product offerings brought forth are Software as a Service (SaaS) subscription models (recurring revenue model).

A motion was passed (2/2) to make a SaaS platform for niche products. Specifically the Company has identified the need for reliable Inventory Tracking Services for the growing Marijuana Dispensary and Cannabis Derivative sector.

The reason for choosing the Marijuana Dispensary and Cannabis Derivative Inventory Tracking System is because: A) There are numerous public companies that are selling these products and may need the expertise of tracking their items. B) Having clients that are publicly traded adds legitimacy and has advantageous marketing aspects. And C) We have a good working knowledge of how and where the hosting servers are domiciled, in order to abide by all regulations set forth upon the industry, so that the Company can help these marijuana start-up businesses be compliant.

The Company has programming expertise and knowledge to execute and code the software lifecycle and relevant use-cases, to make a viable SaaS platform for vendors of Cannabis, growers of Cannabis, and related hardware vendors, in order to track their products. (This is known in the industry as Seed to Store tracking).

The Company has reserved the domain name www.Inventory420.com and www.Inventory420.info to serve as portals for these SaaS offerings.

The Company has chosen Amazon.com’s AWS hosting to be the prime hosting vendor for this project because it has geographical load balancing and can abide by the appropriate jurisdictions that then legally serve its content to our clients.

This information has been disclosed as an 8K Subsection 8.01 Material event because it is an amendment to our original business plan. Future subscriber based software (SaaS) will be disclosed via 8K Filings, as it affects our potential revenue stream.

www.caduceussoftware.net

info@caduceussoftware.net

Our preferred social media outlet is Twitter:

www.Twitter.com/CSOCusa  or @CSOCusa

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized as of November 28, 2016.

Caduceus Software Systems Corp.

By:	/s/ Richard Tang
Richard Tang President,
Chief Executive Officer